                                                                   EXHIBIT 10.36


                 OPEN SERVER RESEARCH AND DEVELOPMENT AGREEMENT


                  THIS OPEN SERVER RESEARCH AND DEVELOPMENT AGREEMENT, ("Agreement") made and entered into effective the ____ day of ____ 2000, ("Effective Date") by and between The Santa Cruz Operation, Inc., a California corporation, ("SCO") and Caldera, International, Inc., a Delaware corporation ("Caldera ") (together, the "Parties").

                  WHEREAS, SCO and Caldera are parties to an Agreement and Plan of Reorganization, dated August 1, 2000, as amended on September 13, 2000, whereby SCO has transferred to Caldera certain of its assets (the
"Transaction");

                  WHEREAS, SCO has retained the Open Server UNIX business and has engaged Caldera, pursuant to the terms of that certain Sales Representative and Support Agreement (the "Sales Representative Agreement"), dated as of the date hereof, for the purpose of (i) soliciting and procuring orders for SCO's Products (as defined below) in the Territory and (ii) marketing the Products;

                  WHEREAS, SCO also desires to engage Caldera for the purpose of providing research and development services of the type described in Attachment A (the "R&D Services").

                  NOW, THEREFORE, the parties agree as follows:

1.       Appointment; Territory.

         SCO hereby appoints Caldera, and Caldera hereby agrees to act, as the exclusive provider to SCO of the R&D Services worldwide (the "Territory"), for the term of this Agreement, subject to all of the terms and conditions of this Agreement.

2.       Products.

                  Products. The products covered by this Agreement ("Products") are those Open Server UNIX products in binary form listed on Attachment B hereto.

3.       Fees; Expense Reimbursements.

                  a. In consideration for the duties of Caldera contained herein and as the entire compensation of Caldera for its services under this Agreement, SCO will pay Caldera fees equal to 110% of all direct and indirect costs relating to the R&D Services, including, but not limited to, costs relating to taxes, payroll, employment benefits, facilities (for which the costs shall not be unreasonable, based on costs relative to comparable (job and location) Caldera employees), equipment and training of employees who will be working on the Products (the "R&D Costs"). In no event shall Caldera allocate any general and administrative costs to the R&D costs, such as, but not limited to, legal, finance and human resources.

                  b. Invoices shall be issued on the fifteenth day of each month for the R&D Costs of the previous month. SCO shall pay invoices within fifteen
(15) days from the date of
receipt of the invoice. Fees will be paid in U.S. dollars by check or wire transfer. Any late payments will accrue interest at 8% per annum until paid.

                  c. Verification. Both parties shall, upon ten (10) days written notice, be given access to the books and records of the other party to the extent necessary for purposes of verifying that appropriate fees and reimbursements to be paid under this Agreement are being accounted for and paid in accordance therewith. No party shall request verification more than two times per calendar year.

4. Relationship of Parties. The parties hereto expressly understand and agree that Caldera is an independent contractor in the performance of each and every part of this Agreement and is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith and for any and all claims, liabilities or damages or debts of any type whatsoever that may arise on account of Caldera's activities, or those of, its employees or agents in the performance of this Agreement. Caldera has no authority, right or ability to bind or commit SCO in any way (including, without limitation, by receiving orders) or sell any Products and will not attempt to do so or imply that it may do so.

5. Responsibilities of Caldera. Caldera's duties hereunder are as follows:

                  a. Caldera will employ a sufficient number of qualified employees and agents, as it determines in its reasonable discretion, for purposes of performing all of its duties set forth herein and providing the deliverables ("Deliverables") set forth in the Product Roadmap (as defined below) from time to time. SCO agrees that Caldera shall be permitted to make use of incidental individual subcontractors onsite, where such useage is consistent with Caldera's normal management practices and costs, such as, without limitation, for supplementing skill sets and covering employee absences. Such incidental useage shall not, without the prior approval of SCO, exceed 30% of the costs for any particular three month period, as set forth in the Product Roadmap. In addition, Caldera may subcontract offsite specific development work on the Deliverables to the extent that such subcontracting is consistent with the development process, staffing plan, methodology, schedule and estimated costs as may be set forth in the Product Roadmap (as defined below).

                  b. Every three months, starting with the date that is three months from the Effective Date, Caldera shall provide for SCO's approval, which shall not be unreasonably withheld, a rolling product roadmap (the "Product Roadmap") setting forth: (i) a description of the projects to be undertaken during the next twelve month period; (ii) the expected Deliverables and delivery dates; (iii) the estimated resources required for such Deliverables; (iv) SCO's responsibilities; and (v) R&D Costs. A product roadmap for the initial twelve month period is attached hereto as Attachment C.

                  c. Caldera will keep SCO informed as to any problems encountered with the Product Roadmap and as to any resolutions arrived at for those problems, and will communicate promptly to SCO any and all modifications, design changes, improvements of the Products, or new significant customer requirements that materially change the Deliverables identified in the Product Roadmap suggested by any entity or person solicited by or making inquiries of Caldera or by any employee or agent of Caldera. All subsequent additions, deletions or changes to the


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R&D Services desired by SCO shall be included in the next Product Roadmap or be subject to mutual agreement between the parties and shall require execution of a written change order by both parties (a "Change Order") which shall substantially conform to the format of the document attached hereto as Attachment E. Each Change Order complying with this section shall be deemed to be an amendment to the applicable Product Roadmap, which will become an integral part of such Product Roadmap upon the later of the dates on which the parties execute the Change Order. Caldera shall not perform any new or additional services until the earlier of a new Product Roadmap executed by the parties or a duly executed Change Order. Caldera will not be responsible for any delay in the performance of R&D Services due to causes beyond the reasonable control of Caldera.

                  d. Caldera shall use its reasonable best efforts to incent and retain the core OpenServer development engineers on a comparable basis as with other employees of the same level of responsibility.

6. Duties of SCO. SCO will have the following responsibilities during the term of this Agreement:

                  a. SCO will provide Caldera, at SCO's expense, with current catalogs, data sheets, engineering data, source code, application data, answers to technical and commercial inquiries, and any other information required in, or helpful to, Caldera's provision of the R&D Services in the Territory ("Development System"). Notwithstanding the above, SCO shall have no obligation to make updates to the Development System or items to be provided to Caldera, or to supplement the inventory levels of the Development System and items. Any printed materials, equipment, spare parts or source code furnished by SCO to Caldera will be and remain at all times the property of SCO.

                  b. SCO hereby grants to Caldera (pursuant to SCO's intellectual property rights therein) a worldwide, nonexclusive, royalty-free license to use, modify, and make derivatives works of the Development System, including the source code provided to Caldera, and the Products for the sole purpose of performing the R&D Services under this Agreement.

                  c. Caldera's timely performance of its obligations hereunder is, in part, subject to and dependent on timely performance by SCO of its obligations as set forth in this Section and the applicable Product Roadmap. Caldera shall not be responsible for any delay in, or inability to perform, any services or provide any deliverables that is the direct result of any failure or delay by SCO in the performance of its obligations.

7. Term and Termination.

                  a. Subject to the provisions for termination as provided herein, this Agreement will commence on the Effective Date and will terminate automatically upon the termination of the Sales Representative Agreement.

                  b. Except as otherwise provided herein, the provisions of this Agreement which by their nature are continuing obligations of this Agreement termination shall survive termination pursuant to this Section 7.


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8. Proprietary Information; Proprietary Rights

                  a. Caldera acknowledges that, in the course of performing its duties under this Agreement, it may obtain information relating to products and to SCO which is of a confidential and proprietary nature ("Proprietary Information"). All Proprietary Information will be clearly marked as such by SCO with a label stating "Confidential" or "Proprietary", except for source code of SCO, which by its nature is Proprietary Information. Such Proprietary Information may include, without limitation, computer codes, trade secrets, know-how, inventions, techniques, processes, programs, algorithms, schematics, data, customer lists, financial information and sales and marketing plans. Caldera and its employees, agents and independent contractors will, at all times, both during the term of this Agreement and after its termination, keep in trust and confidence all such Proprietary Information, and will not use such Proprietary Information other than in the course of its duties as expressly provided in this Agreement, nor will Caldera or its employees, agents or independent contractors disclose any such Proprietary Information to any person without SCO's prior written consent. Caldera acknowledges that any such Proprietary Information received by Caldera will be received as a fiduciary of SCO. In the event Caldera becomes legally compelled to disclose any Proprietary Information, Caldera shall provide SCO with prompt written notice of such requirements so that SCO may seek a protective order or other appropriate remedy or waive compliance with this Agreement.

                  b. Caldera will not be bound by this Section 8 with respect to information Caldera can document (i) at the date hereof has entered or later enters the public domain as a result of no act or omission of Caldera or its employees, or agents; (ii) is lawfully received by Caldera from third parties without restriction and without breach of any duty of nondisclosure by any such third party; (iii) was rightfully in its possession or known by it prior to receipt from SCO; (iv) was independently developed without use of any Proprietary Information of SCO; or (v) is embedded in or incorporated within UnixWare.

                  c. SCO and its licensors retain all right, title and interest in and to (i) the source code of the Products, (ii) all copyrights, patent rights, trade secret rights and other proprietary rights in the Products, all copies and derivative works thereof (by whomever produced) and all related documentation, specifications, and materials, and (iii) all of SCO's service marks, trademarks, trade names or any other designations. Notwithstanding the above, Caldera at all times retains the exclusive ownership of its knowledge, skills, experience, ideas, concepts, processes and techniques developed in the course of performing the Services, subject to SCO's ownership rights set forth above. In addition, SCO hereby grants to Caldera a perpetual, non-exclusive, royalty-free license to use, reproduce, modify, make derivative works of and distribute such Deliverables as are indicated on the Product Roadmap as Deliverables that can be used in connection with products of Caldera, including, but not limited to, UnixWare. Any SCO Proprietary Information that is contained in the Deliverables shall be kept confidential by Caldera in accordance with this Section 8 of this Agreement.

                  d. Caldera agrees, as a condition of the rights and licenses granted under this Agreement and except as otherwise expressly and unambiguously authorized hereunder, (i) not to convey to any third party without the express, prior written approval from SCO, the source code of any of the Products; (ii) not to create or attempt to create, by reverse engineering or


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otherwise, the specifications for any Product from the information made available to it; (iii) not to remove any product identification or notices of any proprietary or copyright restrictions from the Products or any support material; (iv) not to develop derivative works from the Products or SCO documentation or literature for the Products; (v) prior to disposing of any media or apparatus, to destroy completely any Proprietary Information contained in any media or apparatus, prior to its disposal; and (vi) in addition to and without in any way limiting Caldera's other obligations hereunder, to use all methods to protect SCO's rights with respect to the Products and Proprietary Information as it uses to protect any third party's Products, confidential information or rights. Notwithstanding the above, Caldera may disclose Proprietary Information only to its employees, agents and independent contractors as is reasonably required in connection with the exercise of its rights and obligations under this Agreement (and only subject to binding use and disclosure restrictions at least as protective as those set forth herein executed in writing by such employees, agents or independent contractors).

9. Warranty. Caldera warrants that it will perform the R&D Services in a reasonable and competent manner. CALDERA MAKES NO OTHER WARRANTY OR GUARANTEE, EXPRESSED OR IMPLIED, UNDER THIS AGREEMENT OR ANY PRODUCT ROADMAP, AND CALDERA EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

10. Indemnification.

                  a. SCO represents and warrants that it owns or has a valid right to use all of the Proprietary Assets comprising any portion of the Development System or the Products. SCO will indemnify, defend and hold Caldera and its officers, directors, agents and employees harmless from liability resulting from infringement or alleged infringement by the Products of any Proprietary Assets of any other person. SCO will indemnify and hold Caldera and its officers, directors, agents and employees harmless from liability resulting from warranty claims relating to the Products made by the Buyers thereof against Caldera. For purposes of this paragraph, "Proprietary Assets" means any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing. SCO also agrees to defend Caldera from and against all third party claims, suits and proceedings brought against Caldera, and will pay all final judgments awarded or settlements entered into on such claims, arising out of or related to any material breach by SCO (including the nonpayment of fees) of the terms or conditions of this Agreement.

                  b. Caldera agrees to defend SCO from and against all third party claims, suits and proceedings brought against Caldera, and will pay all final judgments awarded or settlements entered into on such claims, arising out of or related to any material breach by Caldera of the terms or conditions of this Agreement.


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                  c. The indemnifying party's indemnification obligations under this Section 9 are conditioned upon the indemnified party: (a) giving prompt notice of the claim to the indemnifying party (provided, however, that any failure or delay in providing such notice shall only affect the indemnifying party's obligation hereunder to the extent the defense or settlement of the claim was prejudiced thereby); (b) granting sole control of the defense or settlement of the claim or action to the indemnifying party (except that the indemnified party's prior written approval will be required for any settlement that reasonably can be expected to require an affirmative obligation of or, result in any ongoing liability to the indemnified party); and (c) providing reasonable cooperation to the indemnifying party and, at the indemnifying party's request and expense, assistance in the defense or settlement of the claim.

11. Limitation of Liability.

                  a. While Caldera believes that it will be able to modify the Products in accordance with Attachment C, it cannot guarantee that the development work will result in versions of the Products that are error-free. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, CALDERA SHALL NOT BE LIABLE OR OBLIGATED UNDER ANY NEGLIGENCE, STRICT LIABILITY OR OTHER CAUSE OF ACTION FOR ANY SPECIAL, INCIDENTAL OR INDIRECT DAMAGES OF ANY KIND OR NATURE WHATSOEVER, SUFFERED BY SCO OR ANY THIRD PARTY, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS INTERRUPTIONS, SERVICES OR TECHNOLOGY, OR OTHER ECONOMIC LOSS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY ATTACHMENT.

12. Miscellaneous.

                  a. Assignment; Binding Upon Successors And Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto, which shall not be withheld unreasonably. Notwithstanding the above, SCO shall not be required to obtain Caldera's consent for any assignment made in conjunction with a Change of Control (as defined below), so long as the acquiring entity in such Change of Control is not one of the entities listed on Attachment D hereto. "Change of Control" shall mean the sale of all or substantially all of SCO's assets or an acquisition or merger of SCO in which the stockholders of SCO immediately prior to such acquisition or merger hold less than 20% of the voting stock of the surviving or acquiring entity after such acquisition or merger. Subject to the preceding sentences, this Agreement will be binding upon and inure to the benefit of the parties hereto and its respective successors and permitted assigns.

                  b. Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of the void or unenforceable provision.


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                  c. Amendment and Waivers. Any term or provision of this
Agreement may be amended by the parties hereto at anytime by execution of an instrument in writing signed on behalf of each of SCO and Caldera. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. Delay in exercising any right under this Agreement will not constitute a waiver of such right.

                  d. Governing Law. The internal laws of the State of New York (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto.

                  e. Notices. All notices and other communications pursuant to this Agreement will be in writing and deemed to be sufficient if contained in a written instrument and will be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as will be specified by like notice):

         If to SCO to:              The Santa Cruz Operation, Inc.
                                    425 Encinal Street
                                    Santa Cruz, California 95061

                                    Attention:  Chief Executive Officer and Law and Corporate Affairs
                                    Telecopier:  (831) 427-5454

         With a copy to:            Wilson, Sonsini, Goodrich & Rosati
                                    650 Page Mill Road
                                    Palo Alto, California  94304

                                    Attention: Michael Danaher
                                    Telecopier:  (650) 493-6811

         And if to Caldera:         Caldera International, Inc.
                                    240 West Center Street
                                    Orem, Utah  84057

                                    Attention: Chief Executive Officer
                                    Telecopier:  (801) 765-1313

         With a copy to:            Brobeck, Phleger & Harrison LLP
                                    370 Interlocken Boulevard, Suite 500
                                    Broomfield, Colorado 80209
                                    Attention: John E. Hayes, III
                                    Telecopier: (303) 410-2199

         All such notices and other communications will be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such copy will have confirmed receipt of the communication, (c) in the case of


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delivery by nationally-recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the third business day following such mailing.

                  f. Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

                  g. Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

                  h. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

                  i. Dispute Resolution. Except that either party may seek equitable or similar relief from a court, any dispute, controversy or claim arising out of or in relation to this Agreement or at law, or the breach, termination or invalidity thereof, that cannot be settled by agreement of the parties hereto, will be finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association then in force, by one or more arbitrators appointed in accordance with said rules. The place of arbitration will be Santa Clara County, California. The award rendered will be final and binding upon both parties. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be.



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                  IN WITNESS WHEREOF, the parties have entered into this
Agreement effective as of the date first above written.

                                    CALDERA INTERNATIONAL, INC.

                                    By
                                      -----------------------------------------
                                    Name:
                                         --------------------------------------

                                    Address: 240 West Center Street
                                             Orem, UT 84057

                                    THE SANTA CRUZ OPERATION, INC.

                                    By
                                      -----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Address: 425 Encinal Street
                                             Santa Cruz, California 95061-1900




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                                  ATTACHMENT A

ENGINEERING AND RESEARCH AND DEVELOPMENT TO BE PERFORMED BY CALDERA

Caldera shall develop and provide periodic product updates as necessary to provide adequate support for, and compatibility with, new hardware and devices used in connection with the Products, as set forth quarterly in the Product Roadmap.


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                                  ATTACHMENT B

OPENSERVER UNIX PRODUCTS ("PRODUCTS")

         Products are defined as set forth on the attached price list.



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                                  ATTACHMENT C

PRODUCT ROADMAP

         This Product Roadmap is provided as a supplement to the Open Server Research and Development Agreement, dated __ day of ___ 2000 between SCO and Caldera (the "Agreement") and is effective as of ___2000. This Product Roadmap, together with the term of the Agreement shall constitute a single contract. If any terms in this Product Roadmap conflict with the terms of the Agreement, the terms of the Product Roadmap shall supersede the Agreement.

1.       Services/Project Description

2.       Deliverables


         (*Indicates Deliverables that can be used in connection with products of Caldera)

3.       Time Schedule

4.       Estimated Resources

5.       SCO Responsibilities

6.       Costs (may include estimates, but must include a "not-to-exceed" cost)



APPROVED BY:

THE SANTA CRUZ OPERATION, INC.


By
  ----------------------------
  Name
  Title:




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                                  ATTACHMENT D

                               SECTION 12 ENTITIES
                       (INCLUDING ANY AFFILIATES THEREOF)


1.       SuSe Inc.
2.       Red Hat, Inc.
3.       TurboLinux Inc.
4.       LinuxCare Inc.
5.       Sun Microsystems, Inc.
6.       Intel Corporation
7.       Microsoft Corporation


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                                  ATTACHMENT E

                                CHANGE ORDER FORM


Change Order No.____ to Product Roadmap No._____ Date:________

SCO or Caldera shall complete Question 1. Caldera shall complete the remainder of the Change Order, except for the approval/rejection portion, which shall be completed by SCO in its sole discretion. Each section may be as long or short as the circumstances require. Additional pages may be attached as necessary.

1.       Describe changes, modifications, or additions to the R&D Services.

2. Modifications, clarifications or supplements by Caldera or SCO to description of desired changes or additions requested in Question 1 above, if any.

3. Necessity, availability and assignment of requisite Caldera personnel and/or resources to make requested modification or additions.

4.       Impact on Costs, delivery schedule, and other requirements.

         a.       Changes in Costs:

         b.       Changes in delivery schedule:

         c.       Changes to any other requirements:

Change Order is:                Approved and Accepted              Rejected
                           -----                              -----

----------------------------                        -----------------------
Signature of SCO                                    Date

----------------------------
Print Name


-----------------------------                       -----------------------
Signature of Caldera                                Date

-----------------------------
Print Name



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